As filed with the Securities and Exchange Commission on March 30, 2012

Registration No. 333-131875

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WCA WASTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-0829917
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1330 Post Oak Blvd., 30th Floor Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Amended and Restated

2004 WCA Waste Corporation Incentive Plan

(Full title of the plan)

Michael A. Roy

WCA Waste Corporation

1330 Post Oak Blvd., 30th Floor

Houston, Texas 77056

(Name and address of agent for service)

(713) 220-4200

(Telephone number, including

area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration Statement No. 333-131875) filed on February 15, 2006, pertaining to common stock, par value $0.01 per share (the “Common Stock”) of WCA Waste Corporation (the “Company”) to be offered under the Amended and Restated 2004 WCA Waste Corporation Incentive Plan.

On March 23, 2012, pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of December 21, 2011, among Cod Intermediate, LLC (“Parent”), Cod Merger Company, Inc. (“Merger Sub”) and the Company, Merger Sub merged with and into the Company, with the Company surviving the merger as a subsidiary of Parent. Pursuant to the terms of the Agreement, at the effective time of the merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the merger was converted automatically into the right to receive $6.50 in cash.

As a result of the merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities registered pursuant to this Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 30, 2012.

WCA WASTE CORPORATION

By: /s/ Michael A. Roy

      Michael A. Roy

      Vice President and Assistant Secretary